Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-215125) of Cogint, Inc. formerly known as IDI, Inc. (the “Company”) to be filed on or about January 18, 2017 of (1) our report of Fluent, Inc. dated March 9, 2016 on our audit of the consolidated balance sheet as of December 8, 2015 and the related consolidated statements of net loss and comprehensive loss, changes in stockholders’ equity and cash flows for the period from January 1, 2015 through December 8, 2015 included in the Company’s 2015 Annual Report on Form 10-K dated March 18, 2016; and (2) our report of Fluent, Inc. dated April 27, 2015 on our audit of the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the year then ended included in the Company’s Form 8-K dated December 2, 2015. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, New York

January 24, 2017